SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):   March 15, 2013

TARA MINERALS CORP.
(Name of Small Business Issuer in its charter)

Nevada	333-143512	20-5000381
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

375 N. Stephanie St.
Bldg. 2, Ste. #211
Henderson, NV 89014
 (Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code:    (888) 901-4550

N/A
 (Former name or former address if changed since last report)

Check appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 15, 2013, a Settlement Agreement and Release (“Agreement”) was entered into by and among Tara Minerals Corp. (“TARM”), American Metal Mining, S.A. de C.V. (“AMM”) (TARM and AMM, referred to as “the Company”), Jeffrey Holt, Tom Claridge, Steve Eady, Carnegie Mining and Exploration, Inc. (“CMEI”), CME Operations, LLC (“CME”)(CMEI and CME , referred to as “Carnegie”), Harsco Corporation, and Pittsburgh Mineral & Environmental Technology, Inc. With this settlement, the parties will submit to the Court a Stipulation and Dismissal with Prejudice of all litigation between the parties.

As initially disclosed in the Company’s Annual Report on Form 10K for the fiscal year ended 2011, filed on April 16, 2012, and subsequently updated in the Company’s Quarterly Reports on Form 10Q, the litigation related to an Option Agreement with Carnegie dated August 8, 2011 (the “Option”). In exchange for Carnegie’s acknowledgement that it has no rights under the Option, AMM assigned its Champinon mining rights purchase contract, including all related obligations and acquisition payments, to Plathio Trading Mexico, SA de CV, Carnegie’s Mexican subsidiary, and the Company agreed to issue to Carnegie 500,000 restricted shares of the Company’s common stock, which may not be sold until the earlier of: (i) the Company’s shares reaching a minimum trading price of $1.00 per share; or (ii) two years from the date of the Agreement. Under the transfer agreement for the Champinon property, AMM retains mining and beneficial rights to known silver, zinc, and led vein structure present on the Champinon concession. The Agreement confirms Carnegie’s acknowledgement of the Company’s 100% ownership of the Don Roman property.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy which is attached as Exhibit 10.39 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Exhibit Name
10.39	Settlement Agreement and Mutual Release with Carnegie

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 19, 2013

TARA MINERALS CORP.

By:	/s/ Lynda R. Keeton-Cardno, CPA
Lynda R. Keeton-Cardno, CPA

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